Exhibit 10.10

INVESTOR RIGHTS AND LOCK-UP AGREEMENT

This INVESTOR RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of ____________ ____, 2022 by and among Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”) and the investor on the signature page hereto.

RECITALS

A. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, 6% convertible notes of the Company (the “Notes”) due July 31, 2025, or the three year anniversary from the date of the last Closing of the Notes, whichever is later, on the terms and conditions set forth in that certain Subscription Agreement, dated as of [_____________] by and among the Company and the Investors, as amended from time to time (the “Subscription Agreement” and together with the related Exhibits to the Subscription Agreement, and the Notes, collectively, the “Transaction Documents”); and

B. Unless otherwise defined in this Agreement all capitalized terms when used herein shall have the same meaning as they are defined in the Subscription Agreement and the Notes.

C. It is a condition to the closing of the sale of the Notes that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. COVENANTS OF THE COMPANY

1.1 Information Rights.

(a) Basic Financial Information. The Company will furnish to each Investor and any owner of 5% or more of the outstanding shares of Common Stock (“Qualifying Owner”):

(i) as soon as practicable, but no later than 120 days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such fiscal year, (B) a profit and loss statement as of the end of such fiscal year, (C) a statement of cash flows of the Company as of the end of such fiscal year, and (D) a statement of stockholders’ equity as of the end of such fiscal year, all prepared in accordance with generally accepted accounting principles and practices (“GAAP”) and audited and certified by an recognized accounting firm that is a PCAOB qualified auditor, commencing with the 2022 fiscal year;

(ii) as soon as practicable, but not later than 75 days after each fiscal quarter of the Company, quarterly reports of management of the Company generally describing material Company events from that quarter (except that such reports may (A) be subject to normal year-end auditing adjustments, and (B) not contain all notes thereto that may be required in accordance with GAAP, as required);

(iii) as soon as practicable, after a change of more than ten percent (10%) of the stock ownership of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Holders to calculate their respective percentage equity ownership in the Company, and certified by the Chief Executive Officer or senior finance officer of the Company as being true, complete, and correct; and

(iv) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Majority Investor may from time-to-time reasonably request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 1.1 to the contrary, the Company may cease providing the information set forth in this Section 1.1 during the period starting with the date thirty (30) days before the Company’s good faith estimate of the date of filing of a registration statement in accordance with the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended; provided that (i) the Company’s covenants under this Section 1.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective or such registration statement is withdrawn.

(b) Inspection Rights. At all times while the Notes remain outstanding, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company. Each Investor shall have the right during ordinary business hours and upon reasonable notice to inspect and copy all books and records of the Company.

2. RESTRICTIONS ON TRANSFER.

2.1 Each of the Holders hereby covenant and agree that except as set forth below in this Section 2 and Section 3, they shall not sell, transfer, convey or assign (collectively “Transfer”) any Conversion Shares to any Person, other than to members of their immediate family (children, spouse or parents, any entity wholly-owned by such Holder or trusts for the benefit of the Holder or members of his or its family (each a “Permitted Transferee”). As a condition to each Transfer to a Permitted Transferee, such Permitted Transferee shall agree to execute a joinder or related agreement pursuant to which he, she or it shall agree to be bound by the terms of this Agreement.

2.2 From and after the date hereof and until the 180th day after the first to occur of (a) consummation of an IPO, (b) consummation of a sale to a SPAC, or (c) consummation of another form of Reverse Merger, as applicable (each , the “Lock-Up Trigger Date”), the Holder and each Permitted Transferee agrees not to sell, transfer or otherwise dispose of the Conversion Shares or common stock of any successor-in-interest to the Company. After the 180th day following the Lock-Up Trigger Date, the Holder will be entitled to sell all or any portion of the Conversion Shares or other common stock without restriction.

3. TAG-ALONG RIGHTS. If a majority of the holders of the Company’s outstanding voting equity (collectively, the “Majority Stockholders”) want to consummate a transaction that constitutes a Sale of Control (a “Sale of Control Transaction”), then the Majority Stockholder(s) shall notify the other Investors of such proposed Sale of Control Transaction by a date which shall be not later than fifteen (15) days prior to the Company or any such Majority Stockholder(s) entering into any definitive binding agreement in respect thereof (the “Sale Notice’). Thereafter, each other Investor or Stockholder (each a “Tag-Along Stockholder”) may cause the Company or such Majority Stockholders to effect a Transfer of such other Stockholder’s Stock; in each case, only pursuant to and in accordance with the following provisions of this Section 3:

(a) The Tag-Along Stockholders shall have the right, but not the obligation, to participate in the Proposed Sale of Control Transaction on the terms and conditions herein stated (the “Tag-Along Option”), which right shall be exercisable upon written notice (the “Acceptance Notice”) to the Company and/or the Majority Stockholders, as the case may be, within ten (10) days of receipt of the Sale Notice. Each Acceptance Notice shall indicate the maximum amount of Notes or number of Conversion Shares that the Tag-Along Stockholder wishes to sell on the terms and conditions stated in the Sale Notice.

(b) Each Tag-Along Stockholder shall have the right to require the proposed transferee to purchase from each such Tag-Along Stockholder a number of shares of Common Stock up to the product obtained by multiplying (i) the aggregate number of shares of Common Stock subject to the Majority Stockholders Transfer in the Sale of Control Transaction immediately prior to the Proposed Sale of Control Transaction by (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by such Tag-Along Stockholder and the denominator of which shall be the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by the Majority Stockholders and all Tag-Along Stockholders, and at the same price per share of Common Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Majority Stockholders.

(c) Within ten (10) days after the date by which a Tag-Along Stockholder notifies the Company or the Majority Stockholders of its intent to exercise the Tag-Along Option, the Company or the Majority Stockholders shall notify such Tag-Along Stockholder of the amount of Notes and number of Conversion Shares held by such Tag-Along Stockholder that will be included in the sale and the date on which the Sale of Control Transaction will be consummated, which shall be no later than the later of (i) twenty (20) days after the date by which each Holder was required to notify the Company or the Majority Stockholders of its intent to exercise the Tag-Along Option and (ii) five (5) days after the satisfaction of any governmental approval or filing requirements, if any.

(d) Each Tag-Along Stockholder may effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Tag-Along Option, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more Notes or certificates, properly endorsed for transfer, which represent all of the Notes or Conversion Shares owned by such Tag-Along Stockholder which is to be transferred in connection with the Sale of Control Transaction, and each Tag-Along Stockholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Notes or Conversion Shares (or interests therein) is receiving good and marketable title to such Notes or Conversion Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Notes or Conversion Shares), such Tag-Along Stockholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Notes or Conversion Shares involved in such transfer that are represented by the Notes or Conversion Shares owned by such Tag-Along Stockholder. In addition, each Tag-Along Stockholder and the Majority Stockholders shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Tag-Along Stockholder shall provide reasonable assistance to the Majority Stockholders in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. At the time of consummation of the Sale of Control Transaction, the Proposed Transferee shall remit directly to each such Tag-Along Stockholder that portion of the sale proceeds to which such Tag-Along Stockholder is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities)

4. DRAG ALONG RIGHTS. If the Company or one or more of the Majority Stockholders (collectively, the “Drag-Along Sellers”) wants to consummate a Sale of Control Transaction, the Company or the Drag-Along Sellers, as the case may be, shall have the right (but not the obligation) to require the other Investors owning Notes or Conversion Shares (each a “Drag-Along Investor”) to Transfer all of their Notes or Conversion Shares to the Proposed Transferee for the same consideration per share and otherwise on the same terms and conditions upon which the Drag-Along Sellers are selling their Common Stock pursuant to the provisions set forth below (subject to any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities) (the “Drag-Along Right”). The Company and the Drag-Along Sellers may not exercise the right set forth in this Section 4 unless it or they hold not less than fifty percent (50%) of the Company Fully-Diluted Common Stock.

(a) Prior to making the Transfer, the Drag-Along Sellers shall first send an Offer Notice and copies of all documentation, including relevant agreements, relating to the Transfer. Within fifteen (15) days following the date of the Offer Notice, each Drag-Along Investor shall effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Drag-Along Right, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all of the Notes or Conversion Shares owned by such Drag-Along Investor which is to be transferred in connection with the Sale of Control Transaction, and each Drag-Along Investor shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Notes or Conversion Shares (or interests therein) is receiving good and marketable title to such Notes or Conversion Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Conversion Shares), such Drag-Along Investor shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Conversion Shares involved in such transfer that are represented by the Notes or Conversion Shares owned by such Drag-Along Investor. In addition, each Drag-Along Investor and the Drag-Along Sellers shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Drag-Along Investor shall provide reasonable assistance to the Drag-Along Sellers in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. If any Drag-Along Investor should fail to deliver such certificates and instruments of transfer to the Drag-Along Sellers (or their designee), the Company shall cause its books and records to show that such shares of Notes or Conversion Shares are bound by the provisions of this Section 4 and that such Notes or Conversion Shares shall have been transferred to the Proposed Transferee, and all certificates or other evidence of ownership of the Notes or Conversion Shares subject to this Section 4 shall be deemed to be cancelled.

(b) Simultaneously with the consummation of the Sale of Control, pursuant to this Section 4, the Company shall notify the Drag-Along Investors and the other Company stockholders of the consummation of the sale, and shall cause the Proposed Transferee to remit directly to the Drag-Along Investors and other Company stockholders (including the Drag-Along Sellers) the total sales price, based on each stockholder’s pro rata Share ownership, of the Sale of Control or consideration paid pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested.

5. PARTICIPATION RIGHT.

5.1 General. Each of the Investors (individually and collectively, the “Participation Right Holders”) has the right to co-invest and to purchase such Participation Right Holder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (including Common Stock being sold to the public in the IPO) that the Company may from time to time issue after the date of this Agreement for capital raising purposes (the “Participation Right”), provided, however, such Participation Right Holder shall have no right to purchase any such New Securities and exercise such Participation Right if such New Securities are being issued in a private placement pursuant to Regulation 506(b) under the Securities Act and such Participation Right Holder cannot demonstrate to the Company’s reasonable satisfaction that such Participation Right Holder is, at the time of the proposed issuance of such New Securities, an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Participation Right Holder’s “Pro Rata Share” for purposes of this participation and co-investment right is a percentage of any New Securities (including Common Stock sold in the IPO) equal to one hundred (100%) of the amount of all Notes sold in the Offering to each Investor’s Note as compared to the amount invested by all Holders in the Notes; provided, however that in no event shall the dollar amount of the participation right of any Holder exceed 100% of original .principal amount of the Note purchased by such Holder. . For the avoidance of doubt, if for example, an Investor purchased a $100,000 principal amount of this Note, representing 10% of all $1,000,000 of the Notes held by all Investors and $10,000,000 of New Securities (including Common Stock sold in the IPO) are issued prior to termination of this Agreement, then and in such event such Investor’s Pro Rata Share of the New Securities would be $100,000.

5.2 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Participation Right Holder a written notice of its intention to issue New Securities (the “Participation Right Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Right Holder shall have five (5) days from the date such Participation Right Notice is given, to agree in writing to purchase such Participation Right Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Right Holder’s Pro Rata Share).

5.3 Failure to Exercise. In the event that the Participation Right Holders fail to exercise in full the Participation Right within such five (5) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Participation Right Holders’ Participation Right was not exercised, at a price not more favorable and upon general terms not materially more favorable to the purchasers thereof than specified in the Participation Right Notice to the Participation Right Holders. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering the Participation Right in such New Securities to the Participation Right Holders pursuant to this Section 5.

6. Lock Up

6.1 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days in the case of the IPO), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 6.11 shall apply only to the IPO, shall not (A) prohibit any Holder from buying registered shares of Common Stock in the IPO or in the aftermarket or selling such shares of Common Stock, or (B) apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investors only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 6.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 6.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors subject to such agreements based on the number of shares subject to such agreements.

7. ADDITIONAL INVESTOR RIGHTS. The Company shall use commercially reasonable efforts to cause the Conversion Shares, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

8. GENERAL PROVISIONS.

8.1 Amendment and Waiver of Rights. This Agreement may be amended or terminated, and the observance of any term hereof may be waived (either generally or in a particular instance either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Owner (as defined below) and (c) the Majority Investor(s) on the date of such amendment (as defined below). Notwithstanding the foregoing:

(a) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(b) no such amendment, modification or waiver shall amend, modify or waive (i) any provision of this Agreement granting any personal rights to a specific Investor or Key Owner (as opposed to the Investors or the holders of a specific class of stock generally), without the prior written consent of the majority of the Investors or Key Owner; or (ii) any rights of any Investor or Key Owner in a manner that materially adversely affects the rights of such Investor or Key Owner unless it affects all of the Investors in the same fashion and approved in writing by a majority of the Investors or Key Owner.

For the purposes of this section, “Key Owner” shall mean Quang Pham and/or an entity or entities controlled by him or her, and “Majority Investor(s)” shall mean an Investor or the Investors holding a majority of the outstanding Notes.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Subsection 7.1 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 7.1, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Investors circulated by the Company and executed by the Holder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

8.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such address as subsequently modified by written notice given in accordance with this Section 8.2.

8.3 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.5 Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

8.7 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party without the prior written consent of the other parties. Any attempt by a party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.8 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.10 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

8.11 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

8.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.13 Electronic Signatures. This Agreement may be executed and delivered by electronic signature (such as .pdf or Docusign) or electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

8.14 Termination of Agreement. This Agreement shall terminate upon the consummation of the Company’s IPO of Common Stock pursuant to an effective registration statement filed under the Securities Act and listing of such Common Stock on a Qualified Securities Market, following the Company’s IPO or a Liquidity Event. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the Investors ceasing to hold Notes or Conversion Shares or upon the Company ceasing to have more than one Holder.

8.15 Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in New York County, New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in New York County, New York, and (c) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

9. DEFINITIONS. Except as otherwise noted herein, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Common Stock” has the meaning as defined in the Note.

“Common Stock Equivalents” shall mean any shares of Common Stock issuable upon conversion of any securities (other than the Notes) convertible into shares of Common Stock or any warrants or other rights (other than options or restricted stock units issued under the Company’s Incentive Stock Plan) entitling the holder to purchase Common Stock upon the exercise thereof.

“Conversion Shares” means (i) the Common Stock issuable or issued upon conversion of the Notes, (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Conversion Shares sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 8.7, and excluding for purposes of Section 5 any shares for which registration rights have terminated pursuant to Section 6.12 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means collectively, each Investor owning Notes or Conversion Shares and each Permitted Transferee of such Holder.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Investors” means, collectively, Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“New Securities” means any Common Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock that are issued in a capital raising transaction for cash consideration; provided, however, that the term “New Securities” does not include any (a) New Securities issued as part of the consideration in connection with any acquisition of the assets or capital stock of any other Person, or (b) any options or other securities issued pursuant to the Incentive Stock Plan of the Company or any successor in interest to the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Qualified Securities Market” shall mean any one of the Nasdaq Stock Exchange (including the Nasdaq Capital Market), the NYSE:Amex Exchange, the New York Stock Exchange or the OTCQX platform of the OTC Markets.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Conversion Shares, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 6.6.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE COMPANY:

Cadrenal Therapeutics, Inc.

By:
Name:	Quang Pham
Title:	Chief Executive Officer
Address:

Investor:

[Name]

[Name]